Exhibit 8.1

List of Subsidiaries

Subsidiaries:	Jurisdiction of Incorporation

Beijing Decision Education & Consulting Company Limited	PRC
Beijing Judgment Education & Consulting Company Limited	PRC
Beijing Hewstone Technology Company	PRC
Beijing Pioneer Technology Company Limited	PRC
Beijing Boost Caring Education & Consulting Company Limited	PRC
Beijing New Oriental Stars Education & Consulting Company Limited	PRC
Shanghai Smart Words Software Technology Company Limited	PRC
Elite Concept Holdings Limited	Hong Kong
Winner Park Limited	Hong Kong
Smart Shine International Limited	Hong Kong

Variable Interest Entities:

Beijing New Oriental Education & Technology (Group) Co., Ltd. (“New Oriental China”)*	PRC

*	New Oriental China is the immediate parent company of the following subsidiaries, all of which are incorporated in the PRC:

•	52 wholly owned subsidiaries that operate schools in China; and

•

34 wholly owned subsidiaries that operate New Oriental’s educational content, software and other technology development and distributions business, online education business and overseas studies consulting business in China.